Exhibit 99.1

RTI International Metals Reports Fourth Quarter and Full Year 2013 Financial Results

Completes Third Consecutive Year of Revenue and Operating Income Increases

Continued Revenue and Operating Income Growth Expected in 2014

2013 Results Include Estimated Non-Cash Impairment Charge in Medical Device Unit

PITTSBURGH--(BUSINESS WIRE)--February 27, 2014--RTI International Metals, Inc. (NYSE: RTI) today reported fourth quarter and full year 2013 results and issued its financial guidance for 2014. Certain elements of reported results are preliminary pending the finalization of the Company’s impairment analysis and deferred tax asset valuation allowance restatement discussed in further detail below.

2013 Fourth Quarter Results Summary

  Net sales were $200.0 million, compared to $185.6 million in 2012.
  Reported operating income was $3.4 million, including an estimated $18 million non-cash impairment charge related to the Company’s medical device business unit.
  Operating income excluding the estimated impairment charge was $21.4 million, compared to $17.6 million in 2012.
  Titanium mill product shipments were 3.9 million pounds compared to 3.7 million pounds last year.
  Boeing 787 seat track deliveries totaled 28 equivalent ship sets.

2013 Full Year Results Summary

  Net sales increased $83.3 million, or 12%, to $783.3 million, compared to $700.0 million in 2012.
  Reported operating income of $59.4 million includes an estimated $18 million non-cash impairment charge and $16.3 million of cost recoveries from the collection of the Company’s prior period duty drawback claims backlog.
  Operating income excluding the estimated impairment charge was $77.4 million.
  Operating income excluding the estimated impairment charge and the cost recoveries related to the prior period duty drawback claims backlog was $61.1 million, compared to $47.4 million last year.
  Titanium mill product shipments for the year were 16.3 million pounds compared to 16.5 million pounds in 2012.
  Boeing 787 seat track deliveries totaled 78 equivalent ship sets for the year.
  End of year backlog totaled $516 million.

CEO Comment

“We ended 2013 with solid fourth quarter operational performance in most of our business units. As a result, and excluding the estimated impairment charge, we exceeded our full year revenue and operating income expectations and delivered our third consecutive year of growth in revenues and operating income,” Dawne Hickton, Vice Chair, President and CEO of RTI, said. “RTI continued to execute on its integrated supply chain strategy by increasing the monthly rate of our 787 seat track ship set deliveries to ten in December, the successful commissioning of our new electron beam furnace, and the signing of a long-term agreement for a portion of its future production as we become a competitive supplier of rotor-quality jet engine titanium mill products.

“Despite the fourth quarter non-cash impairment, we remain confident that our medical device contract manufacturing business unit, which currently represents less than 8% of RTI’s total revenue, will be a source of growth over time,” Ms. Hickton also said.

Turning to 2014, Ms. Hickton continued, “The new year is off to an exciting start with our acquisition of RTI Directed Manufacturing, Inc. This acquisition places RTI at the forefront of Additive Manufacturing with a commercial presence in the 3-D printing of titanium, other specialty metal and plastic parts for aerospace, medical device and other industrial customers.”

Financial Review

For the 2013 fourth quarter, the Company reported net sales of $200.0 million, an increase of 8% compared to net sales of $185.6 million for the same period last year. Fourth quarter 2013 reported operating income was $3.4 million and reported net loss attributable to continuing operations was $5.4 million, or $0.18 per diluted share, and includes an estimated $18 million non-cash goodwill and other intangible asset impairment charge discussed in the paragraph below. Excluding the estimated impairment charge, operating income was $21.4 million compared to operating income of $17.6 million last year, and net income attributable to continuing operations was $10.7 million, or $0.35 per diluted share, compared to $6.7 million, or $0.22 per diluted share, in last year’s fourth quarter.

Results for the 2013 fourth quarter and full year include an estimated $18 million ($16.1 million after-tax, or $0.52 per diluted share) non-cash goodwill and intangible asset impairment charge related to RTI’s medical device manufacturing business unit. This charge is due to operational issues experienced in 2013 and the impact of uncertainty in the medical device market associated with recent changes and rollout of U.S. healthcare law and regulations, including an ongoing 2.3% excise tax on medical devices. The amount of the charge is based on the Company’s preliminary estimates, which are subject to further adjustment as the Company finalizes its impairment analysis prior to filing its 2013 Annual Report on Form 10-K, which the Company currently anticipates filing on or before March 18, 2014, in accordance with Rule 12b-25 of the Securities Exchange Act of 1934. The medical device manufacturing business unit represented less than 8% of the Company’s 2013 total revenues.

For the 2013 full year, net sales increased 12% to $783.3 million, compared to net sales of $700.0 million last year. Full year 2013 reported operating income was $59.4 million, and includes the estimated $18 million impairment charge and import duty cost recoveries of $20.2 million, of which $16.3 million related to the recovery of the Company’s remaining prior period duty drawback claims backlog. Excluding the benefit of the cost recoveries related to the prior period duty drawback claims backlog and the estimated impairment charge, operating income was $61.1 million, compared to $47.4 million last year. Full year 2013 reported net income attributable to continuing operations was $13.2 million, or $0.43 per diluted share. 2013 net income attributable to continuing operations excluding the estimated impairment charge was $29.3 million, or $0.95 per diluted share. This compares to 2012 net income attributable to continuing operations of $13.5 million, or $0.44 per diluted share.

Interest expense for fourth quarter and full year 2013 was $7.5 million and $40.4 million, respectively, compared to $4.7 million and $17.9 million for the comparable periods in 2012. The year-over-year increase in fourth quarter interest expense is due to the April 2013 issuance of $402.5 million of 1.625% Convertible Senior Notes due 2019. Interest expense for the 2013 full year also includes a $13.7 million charge related to the early retirement of a portion of the Company’s 3.000% Convertible Senior Notes due 2015.

The full year 2013 provision for income taxes of $7.0 million includes $3.9 million ($0.13 per diluted share) in discrete income tax benefits primarily related to the effects of certain statutory rate changes. The fourth quarter and full year provision for income taxes also includes a $1.9 million tax benefit related to the estimated $18 million non-cash impairment charge.

Segment Results

Titanium Segment

During the fourth quarter of 2013, the Titanium Segment reported operating income of $13.7 million on net sales of $78.2 million, compared to 2012 fourth quarter operating income of $13.2 million on net sales of $84.7 million. Sales declined in the current year fourth quarter due to the impact of lower prime mill product trade shipments and certain European service center defense program volumes, partially offset by favorable product mix. Operating income was slightly higher as both periods benefited from favorable raw material prices.

For the 2013 full year, the Titanium Segment posted operating income of $59.0 million on net sales of $346.6 million, compared to last year’s operating income of $39.1 million on net sales of $352.8 million. Sales declined slightly as lower prime mill product trade shipment volumes were partially offset by favorable product mix. Contributing to the $19.9 million increase in operating income was $10.7 million of duty drawback cost recoveries related to the recovery of the Company’s prior period duty drawback claims backlog during 2013, as well as cost improvements from lower raw material input costs and operational efficiencies attributable to increased utilization of the recently installed forging capability in Martinsville, Virginia and the entry into service of the new electron beam furnace in Canton, Ohio.

Fourth quarter and full year 2013 total titanium mill product shipments were 3.9 million pounds and 16.3 million pounds, respectively, compared to 3.7 million pounds and 16.5 million pounds, respectively, for the same periods last year.

Engineered Products and Services Segment

During the fourth quarter of 2013, the Engineered Products and Services Segment reported an operating loss of $10.3 million on net sales of $121.8 million, compared to operating income of $4.4 million on net sales of $100.9 million for the same period last year. Fourth quarter 2013 operating loss includes the estimated $18 million impairment charge described above. Excluding the estimated impairment charge, fourth quarter 2013 operating income was $7.7 million, an increase of $3.4 million from the same period last year. This increase in operating income and the higher sales were primarily due to higher commercial aerospace sales, principally related to Boeing platforms, and higher energy market sales, which were partially offset by lower medical device market sales. The RTI Extrusions Europe business, acquired in October 2013, added $4.8 million to fourth quarter 2013 sales.

For the 2013 full year, the Engineered Products and Services Segment reported operating income of $0.4 million on net sales of $436.6 million, compared to operating income of $8.4 million on net sales of $347.1 million for the same period a year ago. Full year 2013 operating income includes the estimated $18 million impairment charge described above. Excluding the estimated impairment charge, 2013 operating income was $18.4 million, an increase of $10.0 million from the prior year. This growth in operating income and the increased sales were due to higher commercial aerospace sales, principally related to the Boeing 787 program, and higher energy market sales. Incremental sales in the current year from the acquisition of Remmele Engineering in February 2012 and RTI Extrusions Europe in October 2013 contributed approximately $20 million of the 2013 sales growth. In addition, $5.6 million of duty drawback receipts related to the recovery of the Company’s prior period duty drawback claims backlog during the year contributed to higher operating income.

Deferred Tax Asset Valuation Allowance

As previously disclosed in the Company’s Form 10-Q for the quarter ended September 30, 2013, the Company and the SEC Staff have been in discussions regarding the treatment of a deferred tax asset at the Company’s Canadian subsidiary. After extensive discussions, the Company determined that, given the weight assigned to the Canadian subsidiary’s history of cumulative losses, it should have established a valuation allowance against this deferred tax asset as of December 31, 2010. However, as of December 31, 2013, the operating results of this facility have improved, driven by the strong demand for the Boeing 787. Assuming this facility’s operating results continue to improve as expected, the economic benefits of the deferred tax asset could be realized in future periods and the Company would expect to reverse the valuation allowance at some point in the future.

The establishment of this valuation allowance will have no cash impact. To establish this reserve, the Company will restate tax expense and the corresponding impact to net income in its prior period financial statements. The estimated impact of the restatement to previously filed 2012 and 2013 annual and quarterly financial statements is reflected in the financial results reported in this press release. For further details on this matter, a summary of the impact on each prior period, and the Company’s compliance plans, please see the Company’s Current Report on Form 8-K filed with the SEC this morning.

2014 Financial and Operational Outlook

RTI’s outlook for 2014 calls for another year of continuing growth in revenues and operating income, exclusive of the estimated impairment charge and duty drawback claims backlog cost recoveries in 2013. RTI’s current 2014 financial guidance is as follows:

  Net sales expected to exceed $800 million.
  Operating income in the range of $75 million to $85 million.
  Total titanium mill product volumes anticipated to approach 17 million pounds.
  Boeing 787 seat track component equivalent ship set deliveries of approximately 120.

“Similar to the guidance we provided at this time last year, we expect second half 2014 financial results to be stronger than the first. Given our anticipated order and delivery profile, as well as the Company’s current insight year-to-date, we expect a substantial portion of our operating income to be produced during the second half of the year, and expect it will be a challenge to reach profitable operating margins in the first quarter,” Hickton said.

Basis of Presentation

Amounts referenced in this press release related to fourth quarter and full year 2013 goodwill and other intangible asset impairment and operating income, and related to fourth quarter and full year 2012 and 2013 provision for income taxes and net income attributable to continuing operations, are preliminary and are subject to further adjustment as the Company finalizes its impairment analysis and deferred tax asset valuation allowance restatement prior to filing its 2013 Annual Report on Form 10-K, which the Company currently anticipates filing on or before March 18, 2014, in accordance with Rule 12b-25 of the Securities Exchange Act of 1934. In addition, amounts reported in this press release for the three month period ended December 31, 2012, and amounts reported as of and for the year ended December 31, 2012, have been restated to reflect (i) the application of the percentage-of-completion accounting model for revenues recognized for certain of the Company’s long-term contracts in its Engineered Products and Services Segment and (ii) the establishment of an estimated valuation allowance in 2012 and prior reporting periods to offset the deferred tax asset balance recorded at the Company’s Canadian subsidiary (See Deferred Tax Asset Valuation Allowance discussion above), and recast to reflect (i) the Company’s RTI Pierce Spafford and RTI Connecticut businesses as discontinued operations and (ii) the change in the Company’s reporting structure into two business segments. Amounts reported in this press release for the three month period ended December 31, 2013 and amounts reported as of and for the year ended December 31, 2013 reflect (i) the impact of revisions made to the previously issued financial results for the three months ended March 31, 2013 and the three and six months ended June 30, 2013, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on October 28, 2013 (ii) the impact of estimated restatements made to previously issued financial results for the three months ended March 31, 2013, the three and six months ended June 30, 2013, and the three and nine months ended September 30, 2013, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on February 27, 2014.

Conference Call Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 800-446-1671 or (International) 847-413-3362 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available approximately one hour after the conference ends and will remain accessible through Thursday, March 13, 2014. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3660 0334#.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, our ability to recover the carrying value of goodwill and other intangible assets, production schedules and titanium content per aircraft for commercial and military aerospace programs, the impact of a valuation allowance on previously issued financial statements and accompanying disclosure, the effectiveness of our internal controls, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including the Second Amended Annual Report on Form 10-K/A for the year ended December 31, 2012, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

Company Description

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metal products and services to commercial aerospace, defense, energy, medical device and other customers. For more than 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, formed and 3-D printed parts, and highly engineered precision-machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, PA, RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013 (1)	2012 (As Restated) (1)	2013 (1)	2012 (As Restated) (1)

Net sales	$200,011	$185,630	$783,273	$699,987
Cost and expenses:
Cost of sales	154,327	145,852	609,419	561,418
Selling, general, and administrative expenses	23,784	22,489	92,921	86,621
Research, technical, and product development expenses	907	983	3,931	4,164
Goodwill and other intangible asset impairment	18,000	-	18,000	-
Asset and asset-related charges (income)	(372)	(1,250)	(372)	367
Operating income	3,365	17,556	59,374	47,417
Other income (expense), net	(39)	(819)	926	(501)
Interest income	64	15	223	148
Interest expense	(7,504)	(4,731)	(40,380)	(17,926)

Income (loss) before income taxes	(4,114)	12,021	20,143	29,138
Provision for income taxes	1,310	5,358	6,963	15,685
Net income (loss) attributable to continuing operations	$(5,424)	$6,663	$13,180	$13,453
Net income (loss) attributable to discontinued operations, net of tax	(858)	(91)	(1,584)	1,487
Net income (loss)	$(6,282)	$6,572	$11,596	$14,940

Earnings (loss) per share attributable to continuing operations:
Basic	$(0.18)	$0.22	$0.43	$0.44
Diluted	$(0.18)	$0.22	$0.43	$0.44

Earnings (loss) per share attributable to discontinued operations:
Basic	$(0.03)	$-	$(0.05)	$0.05
Diluted	$(0.03)	$-	$(0.05)	$0.05

Weighted-average shares outstanding:
Basic	30,358,347	30,156,178	30,303,328	30,125,275
Diluted	30,358,347	30,296,176	30,530,501	30,257,688

(1)	Preliminary, subject to finalization of the Company's impairment analysis and deferred tax asset valuation allowance restatement.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Year Ended
	December 31,
	2013 (1)	2012 (As Restated) (1)
Cash provided by operating activities (including adjustment for depreciation and amortization of $43,885 and $41,170 for the years
ended December 31, 2013 and 2012, respectively)	$11,991	$8,066

Cash used in investing activities (2)	(37,549)	(67,568)

Cash provided by (used in) financing activities (3)	272,100	(1,398)

Effect of exchange rate changes on cash and cash equivalents	(95)	1,248

Increase (decrease) in cash and cash equivalents	246,447	(59,652)
Cash and cash equivalents at beginning of period	97,190	156,842
Cash and cash equivalents at end of period	$343,637	$97,190

(1)	Preliminary, subject to finalization of the Company's impairment analysis and deferred tax asset valuation allowance restatement.

(2)

Includes cash of $16,214 used for the purchase of RTI Extrusions Europe and $10,468 received from the sale of RTI Pierce Spafford in 2013 and cash used for the purchase of RTI Remmele Engineering, Inc. of $182,555 and net cash provided by the sale of available-for-sale investments of $176,771 in the prior year. Also includes cash of $32,236 and $61,538 used for capital expenditures in 2013 and 2012, respectively.

(3)

Current year includes $402,500 in proceeds from the issuance of the Company's 1.625% Convertible Notes due 2019, offset by the repurchase of a portion of the Company's 3.000% Convertible Notes due 2015, through individually negotiated, private transactions, of which $119,917 is classified as financing activity.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013 (1)	2012	2013 (1)	2012
Net sales:
Titanium Segment	$78,214	$84,732	$346,627	$352,847
Intersegment sales	26,530	17,710	92,502	82,265
Total Titanium Segment sales	104,744	102,442	439,129	435,112

Engineered Products and Services Segment	121,797	100,898	436,646	347,140
Intersegment sales	20,610	17,884	67,791	80,394
Total Engineered Products and Services Segment sales	142,407	118,782	504,437	427,534

Eliminations	47,140	35,594	160,293	162,659
Total consolidated net sales	$200,011	$185,630	$783,273	$699,987

Operating income:
Titanium Segment before corporate allocations	$19,239	$18,025	$78,637	$58,542
Corporate allocations	(5,575)	(4,819)	(19,626)	(19,477)
Total Titanium Segment operating income	13,664	13,206	59,011	39,065

Engineered Products and Services Segment before corporate allocations	(4,343)	8,444	22,340	23,437
Corporate allocations	(5,956)	(4,094)	(21,977)	(15,085)
Total Engineered Products and Services Segment operating income (loss)	(10,299)	4,350	363	8,352

Total consolidated operating income	$3,365	$17,556	$59,374	$47,417

(1)	Preliminary, subject to the finalization of the Company's impairment analysis.

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, 412-893-0084
Director – Investor Relations
dcrookshank@rtiintl.com